------------------------------------------------------------


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                            --------------------

                              AMENDMENT NO. 33

                                     TO

                              SCHEDULE 14D-9

        Solicitation/Recommendation Statement under Section 14(d)(4)
                   of the Securities Exchange Act of 1934

         (with respect to the Offer by General Dynamics Corporation and Grail Acquisition Corporation)

                            --------------------

                       NEWPORT NEWS SHIPBUILDING INC.
                         (Name of Subject Company)

                       NEWPORT NEWS SHIPBUILDING INC.
                     (Name of Person Filing Statement)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
          (INCLUDING ASSOCIATED SERIES A PARTICIPATING CUMULATIVE

                      PREFERRED STOCK PURCHASE RIGHTS)
                       (Title of Class of Securities)

                                 652228107
                   (CUSIP Number of Class of Securities)

                         STEPHEN B. CLARKSON, ESQ.
                       NEWPORT NEWS SHIPBUILDING INC.
                           4101 WASHINGTON AVENUE
                           NEWPORT NEWS, VA 23607

                               (757) 380-2000

               (Name, Address and Telephone Number of Person
     Authorized to Receive Notices and Communications on Behalf of the
                         Persons Filing Statement)
                       ------------------------------
                              With copies to:
                             Richard Hall, Esq.
                          Cravath, Swaine & Moore
                             825 Eighth Avenue
                             New York, NY 10019

                               (212) 474-1000

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[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Newport News Shipbuilding Inc., a Delaware corporation (the "Company"), hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9, originally filed with the SEC on May 4, 2001 and as amended and supplemented prior to the date hereof (the "General Dynamics Schedule 14D-9"), with respect to the offer by Grail Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation ("General Dynamics"), to purchase all the issued and outstanding Shares of the Company. Capitalized terms not defined herein have the meanings assigned thereto in the General Dynamics Schedule 14D-9.

ITEM 8. ADDITIONAL INFORMATION

     Item 8 of the General Dynamics Schedule 14D-9 is hereby amended and supplemented by adding the following text to the end thereof:

     On October 15, 2001, General Dynamics announced that it has extended the General Dynamics Offer for all outstanding Shares of the Company from October 12, 2001 to October 19, 2001, at midnight E.D.T.



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                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   NEWPORT NEWS SHIPBUILDING INC.


                                   By:  /s/ STEPHEN B. CLARKSON
                                      ----------------------------
                                      Name:   Stephen B. Clarkson
                                      Title:  Vice President,
                                              General Counsel and
                                              Secretary

Dated: October 15, 2001





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                             INDEX TO EXHIBITS

Exhibit No.                        Description
-----------                        -----------

*(a)(1)(A)                         Offer to Purchase dated May 4, 2001
                                   (filed as Exhibit (a)(1)(i) to the
                                   Schedule TO of General Dynamics
                                   Corporation and Grail Acquisition
                                   Corporation filed with the SEC on May 4, 2001 (the "General Dynamics Schedule
                                   TO") and incorporated herein by
                                   reference).

*(a)(1)(B)                         Form of Letter of Transmittal (filed as
                                   Exhibit (a)(1)(ii) to the General
                                   Dynamics Schedule TO and incorporated
                                   herein by reference).

*(a)(1)(C)                         Form of Notice of Guaranteed Delivery
                                   (filed as Exhibit (a)(1)(i) to the
                                   General Dynamics Schedule TO and
                                   incorporated herein by reference).

*(a)(1)(D)                         Form of Letter to Brokers, Dealers,
                                   Commercial Banks, Trust Companies and
                                   other Nominees (filed as Exhibit
                                   (a)(5)(i) to the General Dynamics
                                   Schedule TO and incorporated herein by
                                   reference).

*(a)(1)(E)                         Form of Letter to Clients for Use by
                                   Brokers, Dealers, Commercial Banks,
                                   Trust Companies and other Nominees
                                   (filed as Exhibit (a)(5)(ii) to the
                                   General Dynamics Schedule TO and
                                   incorporated herein by reference).

*(a)(1)(F)                         Guidelines for Certification of Taxpayer
                                   Identification Number on Substitute Form
                                   W-9 (filed as Exhibit (a)(5)(iii) to the
                                   General Dynamics Schedule TO and
                                   incorporated herein by reference).

*(a)(1)(G)                         Summary Advertisement published on May
                                   4, 2001 (filed as Exhibit (a)(5)(v) to
                                   the General Dynamics Schedule TO and
                                   incorporated herein by reference).

*(a)(2)                            Letter to stockholders from William P.
                                   Fricks dated May 4, 2001.

(a)(3)                             Not Applicable.




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(a)(4)                             Not Applicable.

*(a)(5)(A)                         Opinion of Credit Suisse First Boston
                                   Corporation dated April 24, 2001
                                   (Included as Annex B hereto).

*(a)(5)(B)                         Information Statement pursuant to
                                   Section 14(f) of the Securities Exchange
                                   Act (Included as Annex A hereto).

*(a)(5)(C)                         Text of press release issued by the
                                   Company, dated May 9, 2001, and letter
                                   from Northrop Grumman to the Company,
                                   dated May 8, 2001.

*(a)(5)(D)                         Complaint filed by Patricia Heinmuller
                                   in the Court of Chancery of the State of Delaware, in and for New Castle County, on May 9, 2001 (filed as Exhibit
                                   (a)(5)(vii) to Amendment No. 2 to the
                                   General Dynamics Schedule TO and
                                   incorporated herein by reference).

*(a)(5)(E)                         Complaint filed by Ellis Investments,
                                   Ltd. in the Court of Chancery of the
                                   State of Delaware, in and for New Castle
                                   County, on May 10, 2001 (filed as
                                   Exhibit (a)(5)(viii) to Amendment No. 2
                                   to the General Dynamics Schedule TO and
                                   incorporated herein by reference).

*(a)(5)(F)                         Complaint filed by David Bovie in the
                                   Court of Chancery of the State of
                                   Delaware, in and for New Castle County,
                                   on May 10, 2001 (filed as
                                   Exhibit(a)(5)(ix) to Amendment No. 2 to
                                   the General Dynamics Schedule TO and
                                   incorporated herein by reference).

*(a)(5)(G)                         Complaint filed by Efrem Weitschner, in
                                   the Court of Chancery of the State of
                                   Delaware, in and for New Castle County,
                                   on May 11, 2001 (filed as Exhibit
                                   (a)(5)(x) to Amendment No. 2 to the
                                   General Dynamics Schedule TO and
                                   incorporated herein by reference).

*(a)(5)(H)                         Complaint filed by Eric van Gelder, in
                                   the Court of Chancery of the State of
                                   Delaware, in and for New Castle County,
                                   on May 16, 2001 (filed as Exhibit
                                   (a)(5)(xi) to Amendment No. 3 to the
                                   General Dynamics Schedule TO and
                                   incorporated herein by reference).

*(a)(5)(I)                         Text of press release, dated May 25,
                                   2001 (filed as Exhibit (a)(5)(xii) to
                                   General Dynamics' Schedule TO and
                                   incorporated herein by reference).

*(a)(5)(J)                         Text of press release issued by General
                                   Dynamics, dated June 4, 2001 (filed as
                                   Exhibit (a)(5)(xiii) to General
                                   Dynamics' Schedule TO and incorporated
                                   herein by reference).

*(a)(5)(K)                         Text of press release issued by the
                                   Company, dated June 6, 2001 (filed as
                                   Exhibit (a)(5)(G) to the Northrop
                                   Grumman Schedule 14D-9 and incorporated
                                   herein by reference).

*(a)(5)(L)                         Northrop Grumman Schedule 14D-9 filed
                                   with the SEC on June 6, 2001 and
                                   incorporated herein by reference.

*(a)(5)(M)                         Text of the June 2001, Volume 1 edition
                                   of the For Your Benefit Newsletter,
                                   issued and distributed by the Company on June 6, 2001.

*(a)(5)(N)                         Text of letter from Kent Kresa to
                                   William B. Fricks, dated June 15, 2001
                                   (filed as Exhibit (a)(5)(I) to the
                                   Northrop Grumman Schedule 14D-9 and
                                   incorporated herein by reference).

*(a)(5)(O)                         Text of press release issued by Northrop
                                   Grumman, dated June 21, 2001 (filed as
                                   Exhibit (a)(5)(G) to the Northrop
                                   Grumman Schedule TO and incorporated
                                   herein by reference).

*(a)(5)(P)                         Text of press release issued by General
                                   Dynamics, dated June 25, 2001 (filed as
                                   Exhibit (a)(5)(xiv) to the General
                                   Dynamics Schedule TO and incorporated
                                   herein by reference).

*(a)(5)(Q)                         Text of press release issued by the
                                   Company, dated October 4, 2001.

*(a)(5)(R)                         Text of letter from Kent Kresa to
                                   William B. Fricks, dated October 4,
                                   2001.

*(a)(5)(S)                         Text of press release issued by the
                                   Company, dated October 5, 2001.

*(a)(5)(T)                         Confidentiality Agreement, dated October 5,
                                   2001, between Northrop Grumman and
                                   the Company (filed as Exhibit (e)(1) to
                                   the Northrop Grumman Schedule 14D-9 and
                                   incorporated herein by reference).



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*(e)(1)                            Agreement and Plan of Merger, dated
                                   April 24, 2001, among General Dynamics,
                                   the Purchaser and the Company (filed as
                                   Exhibit 2.1 to the Company's Current
                                   Report on Form 8-K dated April 25, 2001
                                   and incorporated herein by reference).

*(e)(2) Confidentiality Agreement, dated March 26, 2001, between General Dynamics and the Company (filed as Exhibit (d)(2) to the General Dynamics Schedule TO and incorporated herein by reference).

*(e)(3) Amendment No. 1, dated as of April 24, 2001, to the Rights Agreement dated as of June 10, 1998, between the Company and First Chicago Trust Company of New York (now EquiServe Trust Company, N.A.) (filed as Exhibit 2 to the Company's Form 8-A/A dated April 25, 2001 and incorporated herein by reference).

(g)                                Not Applicable.

* Previously filed.